Exhibit 99.1

A message from Noah Glass, Olo Founder & CEO

June 14, 2023

Noah Glass just shared the following with Olo employees:

Today, we are announcing a series of decisions that will shape the future of Olo and put our company on a stronger path to grow. These changes consist of a strategic reorganization that includes the addition of a Chief Operating Officer, as well as the reduction of our team size by 11%, resulting in the departure of 81 employees.

First and foremost, I want to confirm that if you are receiving this email, your role is not impacted. You have a place at Olo and I look forward to our continued success. However, today is a difficult day for all of us.

Olo’s success is thanks to the passion and talent of our people, and having to say goodbye to dedicated members of the Olo team is challenging. These people are our colleagues and friends, and I feel deeply for those impacted. Please understand the decisions and plans we are implementing today were not made lightly.

What’s driving the change and what happens now

After acquiring Wisely and launching Olo Pay, we implemented the Business Unit (“BU”) structure. The structure created valuable business alignment, but also created complexity and some redundancy. We must evolve our model to harness the benefits of the BU structure, while also creating an efficient and focused model to meet the ever-evolving needs of customers.

After thoughtful consideration, we are aligning our technology and product team structures around three customer-centric product suites: Order, Pay, and Engage. This restructuring should not be interpreted as a reflection of the work accomplished by the Business Units, but rather as a strategic evolution that ensures we are organized around our customers’ businesses and relentlessly focused on innovating for the restaurant industry. The reorganization of these teams is driving the majority of the reduction in force taking place today.

In tandem, we conducted a strategic review of our organizational design to optimize the appropriate investments in each team for the current size, output, and growth trajectory of our business. This review is driving the remainder of the reduction in force across positions on our General & Administrative and Go To Market teams.

Employees whose roles have been eliminated have already been informed. For transparency, each departing team member will receive or keep the following:

•	3 months of paid severance, plus one additional week per year of tenure

•	3 months of paid COBRA health insurance for employees and their dependents

•	Accelerated equity vesting through the end of calendar year 2023

•	Olo-provided laptop, monitor, and other accessories

•	3 months of LinkedIn Premium services

What happens next

An important part of today’s reorganization is to ensure we are set up to fully capitalize on the huge opportunity ahead. On the heels of the restructuring, we have selected an experienced and exciting leader to join us and play an instrumental role in our evolution. I’m pleased to welcome Joanna “Jo” Lambert, who will serve as our Chief Operating Officer starting July 5, 2023, reporting to me. She will lead our product and engineering organizations, including the evolved Business Units, driving the strategy and growth of our three product suites—Order, Pay, and Engage.

Jo is uniquely positioned to empower Olo’s business and areas of opportunity as she has more than two decades of executive and board-level experience as a product and operations leader—including senior executive roles at PayPal, Venmo, American Express, and most recently at Yahoo, where she led its consumer business. Importantly, her payments experience will be crucial with our plans to prioritize and scale Olo Pay in the coming years.

Closing thoughts

At times like these, I cannot help but lean on Olo’s core values. While nearly all of them resonate in the face of today’s news, I’ve found myself thinking about our commitment to “Excelsior!”, a nod to our home state of New York’s slogan meaning “Ever Upward.” The continuous improvement we strive for certainly does not come easy as evidenced by decisions like these.

Although today is difficult, I remain as confident as ever in the opportunity before us and the strong position that we are in. At Olo, we are at the forefront of digital transformation that will shape the future of restaurants for generations to come. I believe our work is historically significant, and with the new structure and leadership, we will emerge stronger than ever.

In the hours and weeks to come, we will share more about how we plan to operate as a more streamlined organization to achieve our priorities. We are committed to providing each of you with relevant information promptly and extending our full support throughout this challenging period. Shortly, you will receive an invitation for a company-wide All Hands for later this morning where we will share more details. Additionally, there will be department- and team-level meetings scheduled this afternoon and throughout the week.

While saying goodbye to colleagues and friends is never easy, I am confident we will move forward and navigate this time in Olo’s history with resilience and emerge stronger than ever for the exciting journey ahead.

My best, Noah